Exhibit 99.1

Fusion Fuel Green (NASDAQ: HTOO) Executes Agreement to Acquire Majority Stake in QIND

San Francisco, United States, November 18, 2024 - Quality Industrial Corp. (OTC PINK: QIND) (“QIND” or the “Company”) is an industrial company specializing in the energy sector. On November 18, 2024, the Company, Fusion Fuel Green PLC, an Irish public limited company listed on NASDAQ under the ticker symbol "HTOO" (“Fusion Fuel”), Ilustrato Pictures International Inc. (“Ilustrato”), and certain other stockholders of the Company (together with Ilustrato, the “Sellers”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) to transfer a total of 78,312,334 shares of common stock and 20,000 shares of Series B Preferred Stock to Fusion Fuel, representing approximately 69% of the capital stock of the Company. In accordance with the Purchase Agreement, Fusion Fuel will issue a combination of ordinary shares and convertible preferred shares as compensation for the Purchased Shares. This arrangement will result in the Sellers holding an ownership stake of approximately 70% in Fusion Fuel, calculated on an as-converted, fully diluted basis. The preferred shares, however, cannot be converted until Fusion Fuel’s shareholders grant their approval for the conversion to ordinary shares and clearance of an initial listing application to be filed with Nasdaq.

Consequently, this transaction is expected to effect a change in control of QIND. The shares of the Company being transferred will represent approximately 69.36% of the voting rights associated with the outstanding shares of the Company, calculated on a fully diluted and as-converted basis, subject to satisfaction or waiver of closing conditions to the completion of the transaction.

John-Paul Backwell, CEO of QIND, stated, “We recognize a significant strategic opportunity in integrating our dependable recurring revenue and expertise across the gas value chain with Fusion Fuel’s top-tier hydrogen engineering capabilities. This collaboration is expected to allow us to provide a complete array of services that better meet current energy demands while laying the groundwork for sustainable growth in the future. The expected synergy with Fusion Fuel presents a promising opportunity for our profitable, expanding Middle Eastern gas business to enter Europe, while offering Fusion Fuel a platform to grow in the Middle East.”

A copy of the Purchase Agreement will be attached as an exhibit to a Current Report on Form 8-K that will be filed by the Company with the Securities and Exchange Commission (the “SEC”) and made available at www.sec.gov and on the Company’s website. The description above is qualified in its entirety by reference to the full text of such exhibit.

The Purchase Agreement sets forth material terms and conditions for the potential transaction that, if consummated, would result in the acquisition of approximately 69% of the issued and outstanding shares of QIND’s share capital at the closing. The closing will be subject to execution of and the satisfaction or waiver of certain terms and conditions. If the closing occurs, certain post-closing requirements will become applicable, including shareholder approval of related matters and approval by The Nasdaq Stock Market LLC (“Nasdaq”) of a new initial listing application, and failure to satisfy such requirements within a certain period may result in the unwinding of the acquisition of the shares of the Company by Fusion Fuel at the closing. There can be no assurance that the closing will occur, or that post-closing requirements for the acquisition will be met.

About Quality Industrial Corp

Quality Industrial Corp. (OTC PINK: QIND) is an industrial company specializing in the energy sector. Its operating business consults, designs, supplies, installs, and maintains liquefied petroleum gas (LPG) systems, while also transporting and supplying LPG in bulk and cylinder format to nearly 40,000 customers. It serves commercial buildings, mixed-use apartment complexes, shopping complexes, food courts, heavy industries, labor accommodations, catering units, commercial kitchens, and restaurants. The public entity was formerly Wikisoft Corp. before changing its name to Quality Industrial Corp. in August 2022. Learn more about Quality Industrial Corp. by visiting its website at https://www.qualityindustrialcorp.com and https://www.alsholagas.ae.

About Fusion Fuel Green plc

Fusion Fuel is a pioneer in the green hydrogen sector, committed to advancing the energy transition through innovative hydrogen solutions. Specializing in end-to-end engineering and advisory services, Fusion Fuel supports the development and deployment of sustainable hydrogen infrastructure for a range of applications. As a full-service partner, Fusion Fuel provides expert guidance to customers seeking to implement clean hydrogen projects with a focus on flexibility, reliability, and efficiency. Learn more about Fusion Fuel by visiting our website at https://www.fusion-fuel.eu and following us on LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release contains statements of a forward-looking nature about the Company. You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "future" or other similar expressions. The Company has based these forward-looking statements primarily on the Company's current expectations and projections about future events and financial trends that the Company believes may affect the Company's financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company's current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company's information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company's actual results to differ materially from those implied by the forward-looking statements, including without limitation, the ability of the Company, Fusion Fuel, and the Sellers to obtain all necessary regulatory and other consents and approvals in connection with the acquisition, the QIND and Fusion Fuel’s ability to complete the acquisition and integrate their businesses, obtain Nasdaq clearance of a new initial listing application in connection with the acquisition, and obtain shareholder approval of the matters to be voted on at a shareholders’ meeting to approve matters required to be approved in connection with the Purchase Agreement. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company. The release, publication, or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published, or distributed should inform themselves about and observe such restrictions.

CONTACT

Quality Industrial Corp.
315 Montgomery Street, San Francisco
CA 94104, USA
Phone: +1-800-706-0806
Email: info@qualityindustrialcorp.com
Investor site: https://qualityindustrialcorp.com
Twitter: @QualityIndCorp @ILUS_INTL

SOURCE: Quality Industrial Corp.